Exhibit 10.23

Silicon Storage Technology, Inc.

June 25, 2008

Dear Mike,

This letter contains the terms and conditions of a change in your position with Silicon Storage Technology, Inc. (the “Company” or “SST”). Effective July 1, 2008, you will be Sr. Executive Advisor, Technology reporting directly to the chief executive officer and providing input, analysis and a sounding board for the leaders of key product and technology groups across the Company. This is a half-time role; you and I will agree on the work schedule for this role. In addition, due to the change in your role with the Company, you will no longer be considered an executive officer under the Securities Exchange Act of 1934.

Your annualized pay will be $135,441.33 or $11,286.78 per month which is equivalent to 50% of your current salary. Your participation in the Executive Bonus Plan for the year ending December 31, 2008 will end June 30, 2008 and any payments for 2008 will be based solely on what you achieved in the first half of the year as a full-time Sr. Vice President and otherwise pursuant to the terms of the Executive Bonus Plan.

Commencing July 1, 2008 you will resume eligibility for SST Profit Sharing. Your CTO accrual will be adjusted to reflect the half-time work schedule. As you have requested, your accrued CTO as of June 30, 2008 will be paid out in a lump sum after required withholdings.

You will continue to be eligible for the SST benefit plans in which you are currently enrolled, including medical, dental, vision, life insurance, and 401(k). Your current coverage choices and associated employee premiums will not change for the balance of 2008 unless you specifically request such changes as are allowed by law for these qualified plans. Employee premiums for part-time employees (less than 75% time) will be established for future plan years. You will be advised of these premiums during open enrollment.

Your stock options will continue to vest on the vesting schedule provided in the grant(s).

1171 Sonora Court, Sunnyvale, CA 94086

Silicon Storage Technology, Inc.

Your employment with SST continues to be at the mutual consent of you, the employee, and SST, the employer. Thus, your employment with SST will be “at will” which means that you may resign your employment at any time for any reason simply by notifying the Company. Likewise, the Company may terminate or change your employment relationship at any time and for any reason, with or without cause, simply by notifying you.

As a reminder, the Proprietary Information and Inventions Agreement you signed with SST continues to be in effect.

Mike, I appreciate your years of service and contribution to SST. I appreciate this opportunity for you to continue to give us the benefit of your experience, expertise and knowledge.

Best regards,

/S/ BING YEH
Bing Yeh
President and Chief Executive Officer

I accept this change in assignments and the terms & conditions presented in this letter.

/S/ MICHAEL BRINER	6/25/08
Michael Briner	Date

1171 Sonora Court, Sunnyvale, CA 94086